Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD NAMED TO FORBES LIST OF THE 200 BEST SMALL COMPANIES

FOR THIRD CONSECUTIVE YEAR

Newport Beach, CA – October 18, 2005 – American Vanguard Corporation (AMEX: AVD) was selected as one of the 200 Best Small Companies by Forbes magazine for the third consecutive year. American Vanguard ranked #59 among the 200 leading small companies in the nation. Rankings were determined based on a combination of criteria, including return on equity, and sales and earnings per share growth for one and five years.

According to Forbes, the list features “solid and consistent hitters that have performed well when measured over the last 12 months and the past five years, and are poised for another growth spurt.” To be considered for the list, companies must have revenue of between $5 million and $750 million, net profit margins must be greater than 5%, and share prices must be above $5 as of September 29, 2005. This year’s Forbes list can be viewed online at http://images.forbes.com/lists/2005/23/htm/filter.html?sort=2.

As previously announced, for the past three years, the Company was also recognized as one of BusinessWeek’s Hot Growth Companies and one of FORTUNE Small Business’ America’s 100 Fastest Growing Small Companies.

Eric Wintemute, President and CEO of American Vanguard, stated, “We are honored that these three prestigious publications have recognized American Vanguard, and are proud that we are the only U.S. public company to receive these three distinctions for the past three years in a row. The listings reflect the hard work of all of our employees, and the successful execution of our growth strategy.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
(949) 260-1200		Lauren Barbera
lbarbera@equityny.com
(212) 836-9610

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